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                                                                   EXHIBIT 10.26


DESCRIPTION OF nFRONT, INC. CASH INCENTIVE COMPENSATION PLAN

nFront, Inc. (the "Company") maintains an annual bonus plan for the benefit of its corporate officers and certain other employees of the Company. Bonuses are specified as a percentage of the employee's annual base salary. Bonus percentages generally are set by organizational level or title within the Company. The plan is administered by the Compensation Committee of the Board of Directors, which determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. The Compensation Committee establishes annual target bonus awards based on the achievement of the financial and operating objectives set by the Compensation Committee for the Company. All awards are paid in full, in cash, following the year of performance. Awards are granted under the plan at the sole discretion of the Compensation Committee.